Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, California 94304-1115

December 9, 2024

Nikola Corporation

4141 E Broadway Road

Phoenix, Arizona 85040

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Nikola Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) relating to the registration of up to 34,159,256 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), consisting of (i) up to 33,920,250 shares of Common Stock issuable upon conversion on or after the date hereof and on or prior to January 31, 2025 of the Company’s 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026 (the “June 2022 Notes”) outstanding as of the date hereof in the aggregate principal amount of $105,695,487 (such shares, the “Conversion Shares—June 2022 Notes”), and (ii) up to 229,813 shares of Common Stock issuable upon conversion on or after the date hereof and on or prior to January 31, 2025 of the Company’s 8.00% / 8.00% Series C Convertible Senior PIK Toggle Notes due 2026 (the “June 2023 Notes” and, together with the June 2022 Notes, the “Notes”) outstanding as of the date hereof in the aggregate principal amount of $716,099 (such shares, the “Conversion Shares—June 2023 Notes” and, together with the “Conversion Shares—June 2022 Notes, the “Specified Conversion Shares”) and up to 9,193 shares of Common Stock issuable upon conversion on or prior to January 31, 2025 of the maximum principal amount of June 2023 Notes potentially issuable on December 31, 2024 as payment in kind (“PIK”) interest payments on such outstanding June 2023 Notes (such June 2023 Notes issuable as PIK interest payments, the “Specified Additional PIK Notes”) (such shares, the “Specified PIK Conversion Shares”).

As used hereinafter, the term (a) “Conversion Shares” means, collectively, the Specified Conversion Shares and the shares of Common Stock issuable upon conversion after January 31, 2025 of the Notes outstanding as of the date hereof and the Notes (the “Additional PIK Notes”) in the maximum aggregate principal amount potentially issuable as PIK interest payments after the date hereof on such outstanding Notes, which Additional PIK Notes include the Specified Additional PIK Notes; (b) “PIK Conversion Shares” means the shares of Common Stock issuable upon conversion of the Additional PIK Notes, which PIK Conversion Shares include the Specified PIK Conversion Shares; and (c) “Shares” means, collectively, the Conversion Shares and the PIK Conversion Shares.

The June 2022 Notes outstanding as of the date hereof have been, and the Additional PIK Notes in respect thereof will be, issued under the Indenture, dated as of June 1, 2022, as supplemented by the first supplemental indenture dated as of April 3, 2023, by the second supplemental indenture dated April 10, 2023, by the third supplemental indenture dated as of June 23, 2023, by the fourth supplemental indenture dated as of November 13, 2024 and by the fifth supplemental indenture dated as of November 27, 2024 (as so supplemented, the “June 2022 Indenture”), among the Company, the guarantors named therein, and U.S. Bank Trust Company, National Association, as trustee. The June 2023 Notes outstanding as of the date hereof have been, and the Additional PIK Notes in respect thereof (including the Specified Additional PIK Notes) will be, issued under the Indenture, dated as of June 23, 2023, as supplemented by the first supplemental indenture dated as of November 13, 2024 and by the second supplemental indenture dated as of November 27, 2024 (as so supplemented, the June 2023 Indenture and, together with the June 2022 Indenture, the “Indentures”), among the Company, the guarantor named therein, and U.S. Bank Trust Company, National Association, as trustee.

We have reviewed the Registration Statement, the Indentures and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons, and that the Indentures have been duly authorized, executed and delivered by the Trustee.

On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that (a) the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes outstanding as of the date hereof in accordance with the Indenture and the Notes, will be validly issued, fully paid and nonassessable and (b) the PIK Conversion Shares have been duly authorized and, when the Additional PIK Notes have been duly executed and delivered pursuant to the Indentures and the PIK Conversion Shares have been issued by the Company upon conversion of the Additional PIK Notes in accordance with the Indentures and the Notes, will be validly issued, fully paid and nonassessable.

In connection with our opinions set forth above, we have assumed that (i) at or prior to the time of the delivery of any of the Conversion Shares the Board of Directors of the Company shall not have rescinded or otherwise modified the authorization of such Conversion Shares, (ii) at or prior to the time of the delivery of any of the PIK Conversion Shares the Board of Directors of the Company shall not have rescinded or otherwise modified the authorization of the Additional PIK Notes relating to such PIK Conversion Shares or such PIK Conversion Shares, and (iii) at or prior to the time of the delivery of any of the Shares (x) the Company shall remain validly existing as a corporation in good standing under the General Corporation Law of the State of Delaware, (y) the Company will have a sufficient number of authorized but unissued shares thereof under the Certificate of Incorporation of the Company at the time of such issuance, and (z) there shall not have occurred any change in law affecting the validity or enforceability of the Indentures or the Notes.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP